VARIABLE ANNUITY INVERSE DOW 2X STRATEGY FUND

SCHEDULE OF INVESTMENTS (Unaudited)

March 31, 2008

Face

Market

Unrealized

Amount

Value

Units

Loss

FEDERAL AGENCY DISCOUNT NOTES

Equity Index Swap Agreement Sold Short

25.0%

June 2008 Dow Jones Industrial

Farmer Mac*

Average Index Swap,

1.65% due 04/01/08

$

2,000,000 $

2,000,000

Terminating 06/13/08**

Federal Farm Credit Bank*

(Notional Market Value

1.63% due 04/01/08

2,000,000

2,000,000

$40,818,725)

3,329 $

_________

(241,701)

Federal Home Loan Bank*

The issuer is a publicly traded company that operates under a

2.18% due 04/03/08

2,000,000

________

1,999,758

Congressional charter; its securities are neither issued nor

*

guaranteed by the U.S. Government.

Price Return based on Dow Jones Industrial Average Index +/-

Total Federal Agency Discount Notes

**

financing at a variable rate.

(Cost $5,999,758)

________

5,999,758

†

All or a portion of this security is pledged as equity index swap collateral at March 31, 2008.

REPURCHASE AGREEMENTS

74.3%

Collateralized by U.S. Treasury

Obligations

Morgan Stanley issued

03/31/08 at 1.35% due

04/01/08

3,373,539

3,373,539

Mizuho Financial Group, Inc.

Issued 03/31/08 at 1.30% due

04/01/08

3,373,539

3,373,539

UBS, Inc. issued 03/31/08 at

1.29% due 04/01/08

3,689,634

3,689,634

Lehman Brothers Holdings,

Inc. issued 03/31/08 at 1.15%

due 04/01/08†

7,394,723

________

7,394,723

Total Repurchase Agreements

(Cost $17,831,435)

________

17,831,435

Total Investments 99.3%

(Cost $23,831,193)

$

_________

23,831,193

Other Assets in Excess of

Liabilities – 0.7%

$

_________

162,476

Net Assets – 100.0%

$

23,993,669

Unrealized

Contracts

Loss

Futures Contracts Sold Short

June 2008 Dow Jones Industrial

Average Index Mini Futures

Contracts

(Aggregate Market Value of

Contracts $6,984,780)

114 $

________

(20,347)

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